Exhibit 99.1
Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA  20191

CONTACT:
David E. Fountain, Chief Financial Officer
dfountain@tier.com
(571) 382-1361

Tier Reports Fiscal 2008 First Quarter Results

RESTON, VA, February 6, 2008 – Tier Technologies, Inc. (Nasdaq: TIER) today announced results for the quarter ended December 31, 2007 and provided updates on ongoing strategic growth initiatives.

“During the first quarter of 2008, we continued to make progress toward divesting our non-core assets and building upon our already strong framework for our EPP business,” said Ronald Rossetti, Chairman and Chief Executive Officer for Tier.  “Once we have divested these businesses and focus solely on growing our EPP business,” Mr. Rossetti continued, “I believe our EPP business will continue to provide long-term sustainable value for our shareholders.”

Conference Call

Tier will host a conference call today at 5:00 p.m. Eastern Time to discuss these results.  To access the conference call, please dial (888) 335-3240 and provide conference ID #33127998.  The conference call will also be broadcast live via the Internet at www.tier.com.  A replay will be available at www.tier.com approximately 24 hours after the end of the call or by calling (800) 642-1687 and entering conference ID #33127998 from approximately two hours after the end of the call until 11:59 p.m. Eastern Time on February 20, 2008.

First Quarter Fiscal 2008 Results

For the quarter ended December 31, 2007, Tier reported revenues of $29.2 million, an 11.7% increase over the same quarter last year; however, due to additional investments that Tier continues to make in further expanding and streamlining its EPP business, Tier reported a loss of $1.4 million, or $0.07 per fully diluted share, which represents a $3.6 million or 164% decrease over the results reported for the same quarter last year.  Tier’s continuing operations, which includes corporate overhead that is shared by both continuing and discontinued operations, reported a loss of $2.9 million, or $0.15 per fully diluted share, while the Company’s discontinued operations reported income of $1.5 million, or $0.08 per fully diluted share.

Tier’s continuing operations are composed of three major categories:  Tier’s core EPP business, wind-down operations and corporate overhead, which supports both continuing and discontinued operations.  Revenues from Tier’s core EPP business were $27.9 million, up $5.7 million or 26% from the same quarter last year. EPP revenues for the quarter were driven primarily by strong transaction and payment volume growth of 41% and 32%, respectively, from the same quarter last year.  For the quarter, EPP generated income of $1.8 million, or $0.09 per fully diluted share.  This represents a $0.1 million, or 7%, increase over the same quarter last year.  The net income reported by EPP for the quarter was relatively constant compared to the same period last year primarily due to increased spending to support ongoing strategic growth initiatives.

Wind-down operations reported a loss of $1.0 million, or $0.05 per fully diluted share.  During fiscal 2008, we expect to complete the wind-down of two businesses that generated losses of $0.5 million during the current quarter and during the next five years we expect to wind-down a third business that generated an additional $0.5 million loss during the quarter.  As our wind-down efforts progress, we expect that the performance of these units will improve in late fiscal 2008 and 2009.

Tier’s corporate overhead, which includes the Company’s governance and shared-services, which support both continuing and discontinued operations, reported $3.7 million of net costs, or $0.19 per fully diluted share, during the first quarter of fiscal 2008.  We expect the costs for these shared services to diminish significantly after we sell and/or wind-down our GBPO and PSSI businesses.

Tier’s discontinued operations reported income of $1.5 million, or $0.08 per fully diluted share, a $0.8 million decrease from the same quarter last year.  The income from discontinued operations for the quarter, which excludes the costs for shared corporate overhead, included a $0.3 million gain from the divestiture of the Company’s independent validation and verification business that was sold on December 31, 2007.  The remaining $1.2 million of income from discontinued operations reported in the quarter was generated by GBPO and PSSI operations that are held-for-sale.

Liquidity

As of December 31, 2007, Tier had $77.2 million in cash and cash equivalents, and investments in marketable securities, and $11.5 million in restricted investments.  During the three months ended December 31, 2007, Tier’s continuing and discontinued operations generated $4.9 million of cash, of which $1.8 million was generated by our continuing operations.  Tier has no short-term or long-term debt.

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services.  Headquartered in Reston, Virginia, Tier Technologies serves over 3,000 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients.  Through its subsidiary, Official Payments Corp., Tier delivers payment processing solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to:  the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September  30, 2007 filed with the SEC.

TIER TECHNOLOGIES, INC.
Consolidated Balance Sheets

(in thousands)	December 31, 2007	September 30, 2007
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$21,010	$16,516
Investments in marketable securities	56,140	57,815
Accounts receivable, net	5,396	5,083
Unbilled receivables	263	546
Prepaid expenses and other current assets	2,117	2,160
Assets of discontinued operations	208	504
Current assets—held-for-sale	36,049	36,201
Total current assets	121,183	118,825

Property, equipment and software, net	4,235	3,745
Goodwill	14,526	14,526
Other intangible assets, net	16,594	17,640
Restricted investments	11,526	11,526
Other assets	178	162
Total assets	$168,242	$166,424

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,065	$878
Accrued compensation liabilities	4,598	4,710
Accrued subcontractor expenses	611	522
Accrued discount fees	6,825	4,529
Other accrued liabilities	4,487	4,160
Deferred income	2,402	2,649
Liabilities of discontinued operations	164	304
Current liabilities—held-for-sale	10,961	10,958
Total current liabilities	31,113	28,710
Other liabilities	192	200
Total liabilities	$31,305	$28,910

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock and paid-in capital; shares authorized: 44,260; shares issued: 20,429 and 20,425; shares outstanding: 19,545 and 19,541	187,271	186,417
Treasury stock—at cost, 884 shares	(8,684)	(8,684)
Accumulated deficit	(41,650)	(40,219)
Total shareholders’ equity	$136,937	137,514
Total liabilities and shareholders’ equity	$168,242	$166,424

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Three months ended December 31,
(in thousands, except per share data)	2007	2006
Revenues	$29,192	$26,136

Costs and expenses:
Direct costs	22,402	19,276
General and administrative	7,248	5,446
Selling and marketing	2,113	1,766
Depreciation and amortization	1,296	1,332
Total costs and expenses	33,059	27,820
Loss from continuing operations before other income and income taxes	(3,867)	(1,684)

Other income:
Equity in net income of unconsolidated affiliate	—	809
Interest income, net	967	877
Total other income	967	1,686

(Loss) income from continuing operations before income taxes	(2,900)	2
Income tax provision	16	60

Loss from continuing operations	(2,916)	(58)
Income from discontinued operations, net	1,485	2,272

Net (loss) income	$(1,431)	$2,214

(Loss) earnings per share—Basic and diluted
From continuing operations	$(0.15)	$—
From discontinued operations	0.08	0.11
(Loss) earnings per share—Basic and diluted	$(0.07)	$0.11

Weighted average common shares used in computing:
Basic and diluted (loss) earnings per share	19,543	19,499

TIER TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Three months ended December 31,
(in thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,431)	$2,214
Less: Income from discontinued operations, net	1,485	2,272
Loss from continuing operations, net	(2,916)	(58)
Non-cash items included in net income:
Depreciation and amortization	1,314	1,361
Loss on retirement of equipment and software	—	1
Provision for doubtful accounts	(225)	(371)
Equity in net income of unconsolidated affiliate	—	(809)
Accrued forward loss on contract	99	(8)
Share-based compensation	790	348
Impairment of assets	(27)	—
Deferred rent	9	6
Net effect of changes in assets and liabilities:
Accounts receivable and unbilled receivables	195	(1,658)
Prepaid expenses and other assets	12	91
Accounts payable and accrued liabilities	2,734	302
Income taxes payable	15	199
Deferred income	(247)	(181)
Cash provided by (used in) operating activities from continuing operations	1,753	(777)
Cash provided by operating activities from discontinued operations	3,122	4,900
Cash provided by operating activities	4,875	4,123
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(3,925)	—
Sales and maturities of marketable securities	5,600	—
Purchase of restricted investments	—	(3,260)
Sales and maturities of restricted investments	—	3,312
Purchase of equipment and software	(778)	(285)
Other investing activities	—	(1)
Cash provided by (used in) investing activities from continuing operations	897	(234)
Cash used in investing activities from discontinued operations	(1,269)	(715)
Cash used in investing activities	(372)	(949)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	29	—
Capital lease obligations and other financing arrangements	(36)	(7)
Cash used in financing activities from continuing operations	(7)	(7)
Cash used in financing activities from discontinued operations	(2)	(1)
Cash used in provided by financing activities	(9)	(8)
Effect of exchange rate changes on cash	—	(6)
Net increase in cash and cash equivalents	4,494	3,160
Cash and cash equivalents at beginning of period	16,516	18,468
Cash and cash equivalents at end of period	$21,010	$21,628

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations—Continuing Operations

	Continuing Operations
(in thousands)	EPP	Wind- down	Corporate & Eliminations	Total
Quarter ended December 31, 2007:
Revenues	$27,948	$1,382	$(138)	$29,192
Costs and expenses:
Direct costs	21,118	1,284	—	22,402
General and administrative	2,310	591	4,347	7,248
Selling and marketing	1,887	118	108	2,113
Depreciation and amortization	833	372	91	1,296
Total costs and expenses	26,148	2,365	4,546	33,059
(Loss) income from continuing operations before other income and income taxes	1,800	(983)	(4,684)	(3,867)
Other income:
Interest income	—	—	967	967
Total other income	—	—	967	967
(Loss) income from continuing operations before taxes	1,800	(983)	(3,717)	(2,900)
Income tax provision	16	—	—	16
(Loss) income from continuing operations	$1,784	$(983)	$(3,717)	$(2,916)
Quarter ended December 31, 2006:
Revenues	$22,239	$3,967	$(70)	$26,136
Costs and expenses:
Direct costs	16,582	2,694	—	19,276
General and administrative	1,313	553	3,580	5,446
Selling and marketing	1,556	203	7	1,766
Depreciation and amortization	803	367	162	1,332
Total costs and expenses	20,254	3,817	3,749	27,820
(Loss) income from continuing operations before other income and income taxes	1,985	150	(3,819)	(1,684)
Other income:
Equity in net income of unconsolidated affiliate	—	—	809	809
Interest income	—	—	877	877
Total other income	—	—	1,686	1,686
Income (loss) from continuing operations before taxes	1,985	150	(2,133)	2
Income tax provision	60	—	—	60
(Loss) income from continuing operations	$1,925	$150	$(2,133)	$(58)

TIER TECHNOLOGIES, INC.
Consolidated Statements of Operations—Discontinued Operations

	Discontinued Operations
(in thousands)	GBPO	PSSI	Eliminations	Total
Quarter Ended December 31, 2007:
Revenues	$6,896	$6,610	$—	$13,506
Costs and expenses:
Direct costs	4,134	5,047	(138)	9,043
General and administrative	387	1,501	41	1,929
Selling and marketing	551	368	15	934
Depreciation and amortization	—	20	—	20
Write-down of goodwill and intangibles	25	373	—	398
Total costs and expenses	5,097	7,309	(82)	12,324
Income before other income and income taxes	1,799	(699)	82	1,182
Other income	—	303	—	303
Income before income taxes	1,799	(396)	82	1,485
Income tax provision	—	—	—	—
Income from discontinued operations, net	$1,799	$(396)	$82	$1,485
Quarter Ended December 31, 2006:
Revenues	$9,220	$7,364	$—	$16,584
Costs and expenses:
Direct costs	6,750	4,894	(114)	11,530
General and administrative	658	1,144	192	1,994
Selling and marketing	198	563	—	761
Depreciation and amortization	1	26	—	27
Write-down of goodwill and intangibles	—	—	—	—
Total costs and expenses	7,607	6,627	78	14,312
Income before other income and income taxes	1,613	737	(78)	2,272
Other income	—	—	—	—
Income before income taxes	1,613	737	(78)	2,272
Income tax provision	—	—	—	—
Income from discontinued operations, net	$1,613	$737	$(78)	$2,272